Exhibit 99.1

Investor Relations:
Erica Abrams
The Blueshirt Group for Oplink
415.217.7722
erica@blueshirtgroup.com

Oplink Reports Financial Results for First Quarter of Fiscal 2007
Company Posts 17% Sequential Revenue Growth and Net Income Increase

Fremont, Calif., October 26, 2006 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today reported financial results for the first quarter of fiscal 2007 ended September 30, 2006.

For the first quarter of fiscal 2007, Oplink reported revenues of $19.7 million, an increase of 85% over the prior year and 17% over the prior quarter. Net income for the first quarter was $2.8 million, or $0.12 per diluted share, in accordance with accounting principals generally accepted in the United States (GAAP). This compares to a GAAP net loss of $440,000, or ($0.02) per diluted share, reported in the first quarter of fiscal 2006 and GAAP net income of $1.9 million, or $0.09 per diluted share, reported in the fourth quarter of fiscal 2006.

Non-GAAP net income for the first quarter of fiscal 2007 was $3.8 million, or $0.17 per diluted share, which excludes $1.1 million in stock compensation expense. This compares to non-GAAP net income of $157,000, or $0.01 per diluted share, reported in the first quarter of fiscal 2006, which excludes $597,000 of stock compensation expense and non-GAAP net income of $2.7 million, or $0.12 per diluted share, which excludes $829,000 in stock compensation expense and a benefit of $72,000 for restructuring costs and other charges.

Oplink closed the quarter with $191.5 million in cash, cash equivalents and short and long-term investments.

“We remain enthusiastic about the overall favorable market conditions which, along with our quality and productivity enhancements, contributed to revenue and margin growth in the quarter,” commented Joe Liu, president and CEO of Oplink. “Our customers continue to look to Oplink to provide reliable and cost competitive passive optical-centric components and subsystems solutions.

“As we look to the second quarter, we are encouraged by recent announcements about carrier spending activity which is leading to greater visibility and bookings for Oplink. We are confident in our ability to increase revenues and further improve our operating model,” concluded Mr. Liu.

Business Outlook
The Company anticipates revenue in the second quarter of fiscal 2007 to be approximately 12% higher than the first quarter of fiscal 2007. In addition, Oplink expects to generate earnings per diluted share in the range of $0.13 to $0.14 on a GAAP basis. On a non-GAAP basis, excluding stock compensation expense and non-recurring charges, if any, the Company expects earnings per diluted share in the range of $0.18 to $0.19.

Oplink presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. Oplink operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. October 1 was the Sunday closest to the period ended September 30, 2006. Historical per share data appearing above have been appropriately adjusted to reflect the one-for-seven (1-for-7) reverse stock split effected on November 9, 2005.

Conference Call Information
The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on October 26, 2006. To access the conference call, dial (800) 366-7417 for the US or Canada and (303) 262-2125 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Time on October 26, 2006 until 11:59 p.m. Pacific Time on October 29, 2006, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11072874.

Non-GAAP Financial Measures

In this earnings release and during our earnings conference call and webcast as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. We believe that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for merger fees, stock compensation expense, write down of assets held for sale, in-process research and development and restructuring costs and other charges.

About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.

Cautionary Statement

This news release contains forward-looking statements, including without limitation statements regarding Oplink’s ability to increase revenue and profitability in the second quarter of fiscal 2007, the guidance given for anticipated revenue and earnings per share for the second quarter of fiscal 2007, anticipated favorable market conditions and the anticipation that Oplink’s customers will continue to look to Oplink to provide their components and subsystems capabilities for their carrier customers, that involve risks and uncertainties, which may cause results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	June 30,
	2006	2006
	(unaudited)	(1)
ASSETS

Current assets:
Cash and cash equivalents	$13,798	$7,856
Short-term investments	115,724	117,395
Accounts receivable, net	16,295	13,369
Inventories	10,504	7,953
Prepaid expenses and other current assets	4,283	2,435

Total current assets	160,604	149,008

Long-term investments	61,991	63,029
Property, plant and equipment, net	22,707	23,443
Goodwill and intangible assets, net	1,601	1,694
Other assets	455	781

Total assets	$247,358	$237,955

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,153	$4,516
Accrued liabilities and other current liabilities	6,329	6,216

Total current liabilities	14,482	10,732

Non-current liabilities	88	83

Total liabilities	14,570	10,815

Stockholders’ equity	232,788	227,140

Total liabilities and stockholders’ equity	$247,358	$237,955

(1) The June 30, 2006 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	June 30,	September 30,
	2006	2006	2005
	(unaudited)	(unaudited)	(unaudited)

Revenues	$19,714	$16,915	$10,683

Cost of revenues:
Cost of revenues	13,491	11,676	8,058
Stock compensation expense	65	72	55

Total cost of revenues	13,556	11,748	8,113

Gross profit	6,158	5,167	2,570

Operating expenses:
Research and development	1,571	1,767	1,488
Sales and marketing	1,382	1,238	885
General and administrative	1,499	1,512	1,636
Restructuring costs and other charges	—	(72)	—
Stock compensation expense	1,009	757	542
Amortization of intangible and other assets	35	27	—

Total operating expenses	5,496	5,229	4,551

Income (loss) from operations	662	(62)	(1,981)
Interest and other income, net	2,173	2,024	1,560
Gain (loss) on sale/disposal of assets	2	14	(19)

Income (loss) before provision for income taxes	2,837	1,976	(440)
Provision for income taxes	82	32	—

Net income (loss)	$2,755	$1,944	$(440)

Net income (loss) per share:
Basic	$0.13	$0.09	$(0.02)

Diluted	$0.12	$0.09	$(0.02)

Shares used in per share calculation:
Basic	21,557	21,466	21,274

Diluted	22,552	22,508	21,274

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME

	Three Months Ended
	September 30,	June 30,	September 30,
	2006	2006	2005

Net income (loss), GAAP	$2,755	$1,944	$(440)
Adjustments to measure non-GAAP:
Restructuring costs and other charges	—	(72)	—
Stock compensation expense	1,074	829	597

Non-GAAP net income	$3,829	$2,701	$157

Net income per share, non-GAAP:
Basic	$0.18	$0.13	$0.01

Diluted	$0.17	$0.12	$0.01

Shares used in per share calculation:
Basic	21,557	21,466	21,274

Diluted	22,552	22,508	21,891

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	September 30	September 30
	2006	2005
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,755	$(440)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,266	1,937
Stock compensation expense	1,074	597
Other	67	74
Change in assets and liabilities	(3,159)	(383)

Net cash provided by operating activities	2,003	1,785

Cash flows from investing activities:
Net maturities of investments	2,636	1,634
Net purchases of property and equipment	(303)	(467)

Net cash provided by investing activities	2,333	1,167

Cash flows from financing activities:
Proceeds from issuance of common stock	1,606	199

Net cash provided by financing activities	1,606	199

Effect of exchange rate changes on cash	—	36

Net increase in cash and cash equivalents	5,942	3,187

Cash and cash equivalents, beginning of period	7,856	29,710

Cash and cash equivalents, end of period	$13,798	$32,897